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EXHIBIT 1A-6-3

MATERIAL CONTRACTS

OPERATING AGREEMENT OF

IRONBOUND AFBC PROPERTIES LLC

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NOTE: THIS EXHIBIT CONTAINS REDACTIONS FOR CERTAIN IDENTIFIED INFORMATION EXCLUDED THAT IS NOT MATERIAL IN THE COMPANY’S OPINION AND IS OF THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL.

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OPERATING AGREEMENT OF

IRONBOUND AFBC PROPERTIES LLC

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OPERATING AGREEMENT OF

IRONBOUND AFBC PROPERTIES LLC

Table of Contents

Article 1. Formation

Article 2. Name

Article 3. Purposes

Article 4. Place of Business

Article 5. Term

Article 6. Capital Contributions

Article 7. Loans and Advances by Members

Article 8. Allocations and Distributions

Article 9. Books, Records and Tax Returns

Article 10. Bank Accounts

Article 11. Management of the Limited Liability Company

Article 12. Assignment of Interests

Article 13. Right of First Refusal

Article 14. Admission of New Members

Article 15. Withdrawal Events Regarding Members

Article 16. Dissolution and Liquidation

Article 17. Representations of Members

Article 18. Notices

Article 19. Power of Attorney

Article 20. Arbitration

Article 21. Amendments

Article 22. Miscellaneous

AGREEMENT, made as of April 7, 2023, between Evan Almeida, having an address at 36 Christopher Columbus Boulevard, Jackson, New Jersey 08527 ("Managing Member"), and AFBC Holdings of Virginia, LLC, a Delaware limited liability company, having an address at 211 W. 24th Street, Norfolk, Virginia 23517 ("Member").

1.W I T N E S S E T H :

WHEREAS, the parties hereto desire to form a limited liability company pursuant to the laws of the State of Delaware for the purposes hereinafter set forth, and to establish their respective rights and obligations in connection with the limited liability company;

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Managing Member and Members agree as follows:

1. Formation

The parties hereby confirm that they have formed a limited liability company (the "Limited Liability Company") pursuant to the provisions of the Delaware Code Annotated, Title 6, Subtitle II, Chapter 18, for the purposes and the period and upon the terms and conditions hereinafter set forth. The parties have caused to be filed the Certificate of Formation of the Limited Liability Company, and shall execute, acknowledge, swear to and file any other documents required under applicable law.

2. Name

The name of the Limited Liability Company shall be Ironbound AFBC Properties LLC, and all business of the Limited Liability Company shall be conducted under said name, or such other name as the Members from time to time may determine.

3. Purposes

4.

The purposes of the Limited Liability Company are to acquire, own, hold, improve, manage and operate the real property known as O'Connor Brewery, 221 W 24th Street, in the City of Norfolk, Virginia (the "Premises"); to incur indebtedness, secured and unsecured; to mortgage, finance, refinance, encumber, lease, sell, exchange, convey, transfer or otherwise deal with or dispose of the Premises; to enter into and perform contracts and agreements of any kind necessary to, in connection with or incidental to the business of the Limited Liability Company; and to carry on any other activities necessary to, in connection with or incidental to the foregoing, as the Managing Member in his discretion may deem desirable. As used in this Agreement, the term "mortgage" includes any mortgage, deed of trust, mortgage deed or other similar instrument. The Managing Member is hereby authorized to cause the Limited Liability Company to acquire the Premises pursuant to that certain Contract of Sale, dated April 7, 2023, between O'Connor Brewing Company LLC as Seller and Ironbound AFBC Properties LLC as Purchaser, or for a purchase price and upon such other terms and conditions as the Managing Member may deem necessary. The

Managing Member is authorized to execute and deliver such instruments and to take any and all actions as the Managing Member may deem necessary or desirable to acquire the Premises.

5. Place of Business

The principal place of business of the Limited Liability Company (and the specified office at which the records required to be maintained by the Limited Liability Company, under the Delaware Code Annotated, Title 6, Subtitle II, Chapter 18, are to be kept) shall be at 36 Christopher Columbus Boulevard, Jackson, New Jersey 08527, or at such other or additional places of business within or outside of the State of Delaware as the Manager from time to time may designate. The Manager shall notify the other Members of any change of the principal place of business and specified office.

The registered office and Registered Agent may be changed from time to time by the Manager by filing the prescribed forms with the appropriate governmental authorities.

6. Term

The term of the Limited Liability Company shall commence on the filing of the Articles of Organization of the Limited Liability Company, and shall continue until the occurrence of an event hereinafter set forth which causes the termination of the Limited Liability Company.

7. Capital Contributions

Each of the Members shall contribute to the capital of the Limited Liability Company the amount set forth opposite his name below:

2.Evan Almeida --[                    ]

3.AFBC Holdings of Virginia, LLC --[                    ]

The Members shall not be required to make any additional capital contributions.

Except as specifically provided in this Agreement or required by law, no Member shall have the right to withdraw or reduce his contributions to the capital of the Limited Liability Company until the termination of the Limited Liability Company. No Member shall have the right to demand and receive any distribution from the Limited Liability Company in any form other than cash, regardless of the nature of such Member's capital contribution. No Member shall be paid interest on capital contributions to the Limited Liability Company.

The liability of any Member for the losses, debts, liabilities and obligations of the Limited Liability Company shall be limited to paying: the capital contribution of such Member when due under this Agreement; such Member's share of any undistributed assets of the Limited Liability Company; and (only if and to the extent at any time required by applicable law) any amounts previously distributed to such Member by the Limited Liability Company.

8. Loans and Advances by Members

If any Member shall loan or advance any funds to the Limited Liability Company in excess of the capital contribution of such Member prescribed herein, such loan or advance shall not be deemed a capital contribution to the Limited Liability Company and shall not in any respect increase such Member's interest in the Limited Liability Company.

9. Allocations and Distributions

As used in this Agreement, the terms "net profits" and "net losses" shall mean the profits or losses of the Limited Liability Company from the conduct of the Limited Liability Company's business, after all expenses incurred in connection therewith have been paid or provided for, including any allowance for depreciation or amortization of the cost of the Property.

The term "cash receipts" shall mean all cash receipts of the Limited Liability Company from whatever source derived, including without limitation capital contributions made by the Members; the proceeds of any sale, exchange, condemnation or other disposition of all or any part of the Property or other assets of the Limited Liability Company; the proceeds of any loan to the Limited Liability Company; the proceeds of any mortgage or refinancing of any mortgage on all or any part of the Property or other assets of the Limited Liability Company; the proceeds of any insurance policy for fire or other casualty damage payable to the Limited Liability Company; and the proceeds from the liquidation of the Property or other assets of the Limited Liability Company following a termination of the Limited Liability Company.

The term "capital transactions" shall mean any of the following: the sale of all or any part of the Property or other assets of the Limited Liability Company or interests therein; the refinancing or recasting of mortgages or other liabilities of the Limited Liability Company; the condemnation of the Property to the extent the award is not used for restoration; the receipt of insurance proceeds; and any other similar or extraordinary receipts or proceeds which in accordance with generally accepted accounting principles are attributable to capital, including transactions in connection with the termination and dissolution of the Limited Liability Company.

The "capital account" for each Member shall mean the account established, determined and maintained for such Member in accordance with Section 704(b) of the Internal Revenue Code and Treasury Regulation Section 1.704-1(b)(2)(iv). The capital account for each Member shall be increased by (1) the amount of money contributed by such Member to the

Limited Liability Company, (2) the fair market value of property contributed by such Member to the Limited Liability Company (net of liabilities secured by such contributed property that the Limited Liability Company is considered to assume or take subject to under Section 752 of the Internal Revenue Code), and (3) allocations to such Member of Limited Liability Company income and gain (or items thereof), including income and gain exempt from tax and income and gain described in Trea. Reg. Section 1.704-1(b)(2)(iv)(g), but excluding income and gain described in subsection (b)(4)(i) of said Regulation, and shall be decreased by (4) the amount of money distributed to such Member by the Limited Liability Company, (5) the fair market value of property distributed to such Member by the Limited Liability Company (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Section 752 of the Code), (6) allocations to such Member of expenditures of the Limited Liability Company described in Section 705(a)(2)(B) of the Code, and (7) allocations of Limited Liability Company loss and deduction (or items thereof) including loss and deduction described in Trea. Reg. Section 1.704-1(b)(2)(iv)(g), but excluding items described in (6) above and loss or deduction described in subsections (b)(4)(i) or (b)(4)(iii) of said Regulation. Net profits and net losses of the Limited Liability Company from other than capital transactions, as of the end of any fiscal year or other period, shall be credited or charged to the capital accounts of the Members prior to any charge or credit to said capital accounts for net profits and net losses of the Limited Liability Company from capital transactions as of the end of such fiscal year or other period. The capital account for each Member shall be otherwise adjusted in accordance with the additional rules of Trea. Reg. Section 1.704-1(b)(2)(iv).

The term "Members' Percentage Interests" shall mean the percentages set forth opposite the name of each Member below:

Managing MemberPercentage Interest

4.Evan AlmeidaSeventy-two percent (72%)

Other MembersPercentage Interest

5.AFBC Holdings of Virginia, LLCTwenty-eight percent (28%)

During each fiscal year, the net profits and net losses of the Limited Liability Company (other than from capital transactions), and each item of income, gain, loss, deduction or credit entering into the computation thereof, shall be credited or charged, as the case may be, to the capital accounts of each Member in proportion to the Members' Percentage Interests. The net profits of the Limited Liability Company from capital transactions shall be allocated in the following order of priority: (a) to offset any negative balance in the capital accounts of the Members in proportion to the amounts of the negative balance in their respective capital accounts, until all negative balances in the capital accounts have been eliminated; then (b) to the Members in proportion to the Members' Percentage Interests. The net losses of the Limited Liability Company from capital transactions shall be allocated in the following order of priority:

(a) to the extent that the balances in the capital accounts of any Members are in excess of their original contributions, to such Members in proportion to such excess balances in the capital accounts until all such excess balances have been reduced to zero; then (b) to the Members in proportion to the Members' Percentage Interests.

The cash receipts of the Limited Liability Company shall be applied in the following order of priority: (a) to the payment by the Limited Liability Company of interest or amortization on any mortgages on the Property, amounts due on debts and liabilities of the Limited Liability Company other than to any Member, and operating expenses of the Limited Liability Company; (b) to the payment of interest and amortization due on any loan made to the Limited Liability Company by any Member; (c) to the establishment of cash reserves determined by the Managing Member to be necessary or appropriate, including without limitation reserves for the operation of the Limited Liability Company's business, repairs, replacements, taxes and contingencies; and (d) to the repayment of any loans made to the Limited Liability Company by any Member. Thereafter, the cash receipts of the Limited Liability Company shall be distributed among the Members as hereafter provided.

The cash receipts of the Limited Liability Company shall be distributed to the Members from time to time at such times as the Managing Member shall determine. It is contemplated that distributions will be made if the Managing Member deems such distributions to be prudent and feasible.

Except as otherwise provided in this Agreement or required by law, distributions of cash receipts of the Limited Liability Company, other than from capital transactions, shall be allocated among the Members in proportion to the Members' Percentage Interests.

Except as otherwise provided in this Agreement or required by law, distributions of cash receipts from capital transactions shall be allocated in the following order of priority: (a) to the Members in proportion to their respective capital accounts until each Member has received cash distributions equal to any positive balance in his capital account; then (b) to the Members in proportion to the Members' Percentage Interests.

Special Allocations -- Notwithstanding the preceding provisions of this Article 8, the following special allocations shall be made in the following order:

(1) Minimum Gain Chargeback -- Except as otherwise provided in Trea. Reg. Section 1.704-2(f), if there is a net decrease in partnership minimum gain (within the meaning of Trea. Reg. Sections 1.704-2(b)(2) and 1.704-2(d)) during any fiscal year, each Member shall be allocated items of the Limited Liability Company's income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to such Member's share of the net decrease in partnership minimum gain, determined in accordance with Trea. Reg. Section 1.704-2(g). Allocations made pursuant to the preceding sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Trea. Reg. Sections 1.704-2(f)(6) and 1.704-2(j)(2). This provision is intended to comply with the minimum gain chargeback requirement in Trea. Reg. Section 1.704-2(f) and shall be interpreted consistently therewith.

(2) Partner Minimum Gain Chargeback -- Except as otherwise provided in Trea. Reg. Section 1.704-2(i)(4), if there is a net decrease in partner nonrecourse debt minimum gain attributable to a partner nonrecourse debt during any fiscal year, each Member who has a share of the partner nonrecourse debt minimum gain attributable to such partner nonrecourse debt, determined in accordance with Trea. Reg. Section 1.704.2(i)(5), shall be allocated items of the Limited Liability Company's income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to such Member's share of the net decrease in partner nonrecourse debt minimum gain attributable to such partner nonrecourse debt, determined in accordance with Trea. Reg. Section 1.704-2(i)(4). Allocations made pursuant to the preceding sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Trea. Reg. Sections 1.704-2(i)(4) and 1.704-2(j)(2). As used herein, "partner nonrecourse debt" has the meaning set forth in Trea. Reg. Section 1.704-2(b)(4). As used herein, "partner nonrecourse debt minimum gain" shall mean an amount, with respect to each partner nonrecourse debt, equal to the partnership minimum gain (within the meaning of Trea. Reg. Sections 1.704-2(b)(2) and 1.704-2(d)) that would result if such partner nonrecourse debt were treated as a nonrecourse liability (within the meaning of Trea. Reg. Section 1.704-2(b)(3)) determined in accordance with Trea. Reg. Section 1.704-2(i)(3). This provision is intended to comply with the minimum gain chargeback requirement in Trea. Reg. Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(3) Qualified Income Offset -- In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Trea. Reg. Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of the Limited Liability Company's income and gain shall be allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, any adjusted capital account deficit in such Member's capital account, as quickly as possible, provided that an allocation pursuant to this provision shall be made only if and to the extent that such Member would have an adjusted capital account deficit in such Member's capital account after all other allocations provided for in this Article 8 have been tentatively made as if this provision were not in this Agreement. As used herein, "adjusted capital account deficit" shall mean the deficit balance, if any, in a Member's capital account at the end of the relevant fiscal year after the following adjustments: (i) credit to such capital account the minimum gain chargeback which the Member is obligated to restore pursuant to the penultimate sentences of Trea. Reg. Sections 1.704-2(g)(1) and 1.704-2(i)(5); and (ii) debit to such capital account the items described in Trea. Reg. Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6). This provision is intended to constitute a qualified income offset within the meaning of Trea. Reg. Section 1.704- 1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(4)Gross Income Allocation -- In the event any Member has a deficit capital account at the end of any fiscal year which is in excess of the sum of the amounts such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Trea. Reg. Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be allocated items of the Limited Liability Company's income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this provision shall be made only if and to the extent that such Member would have a deficit in such Member's capital account in excess of such sum after all other allocations provided for in this Article 8 have been tentatively made as if this provision and the provisions of clause (3) above were not in this Agreement.

(5)Nonrecourse Deductions -- Nonrecourse deductions (within the meaning of Trea. Reg. Section 1.704-2(b)(1)) for any fiscal year shall be allocated among the Members in proportion to the Members' Percentage Interests.

(6)Partner Nonrecourse Deductions -- Any partner nonrecourse deductions (within the meaning of Trea. Reg. Sections 1.704-2(b)(1) and 1.704-2(b)(2)) for any fiscal year shall be allocated to the Member who bears the economic risk of loss with respect to the partner nonrecourse debt (within the meaning of Trea. Reg. Section 1.704-2(b)(4)) to which such partner nonrecourse deductions are attributable in accordance with Trea. Reg. Section 1.704-2(i)(1).

(7)Other Mandatory Allocations -- In the event Section 704(c) of the Internal Revenue Code or the Regulations thereunder require allocations in a manner different than that set forth above in this Article 8, the provisions of Section 704(c) and the Regulations thereunder shall control such allocations among the Members.

It is the intention of the Members that the allocations hereunder shall be deemed to have "substantial economic effect" within the meaning of Section 704 of the Internal Revenue Code and Trea. Reg. Section 1.704-1. Should the provisions of this Agreement be inconsistent with or in conflict with Section 704 of the Code or the Regulations thereunder, then Section 704 of the Code and the Regulations shall be deemed to override the contrary provisions hereof. If Section 704 or the Regulations at any time require that limited liability company operating agreements contain provisions which are not expressly set forth herein, such provisions shall be incorporated into this Agreement by reference and shall be deemed a part of this Agreement to the same extent as though they had been expressly set forth herein, and the Managing Member shall be authorized by an instrument in writing to amend the terms of this Agreement to add such provisions, and any such amendment shall be retroactive to whatever extent required to create allocations with a substantial economic effect.

10. Books, Records and Tax Returns

At all times during the continuance of the Limited Liability Company, the Managing Member shall keep or cause to be kept complete and accurate records and books of account in which shall be entered each transaction of the Limited Liability Company in accordance with generally accepted accounting principles.

The fiscal year of the Limited Liability Company for both accounting and income tax purposes shall be the calendar year. The Limited Liability Company shall report its operations, net income and net losses in accordance with the methods of accounting selected by the Managing Member.

The Managing Member may employ on behalf of the Limited Liability Company and at the expense of the Limited Liability Company such firm of certified public accountants as the Managing Member in his sole discretion deems appropriate to serve as the Limited Liability Company's accountants.

The Managing Member shall furnish to each Member, within seventy-five days after the end of each fiscal year, an annual report of the Limited Liability Company which shall include a balance sheet as of the end of such fiscal year; a profit and loss statement of the Limited Liability Company for such fiscal year; a statement of the balance in the capital account of such Member; and the amount of such Member's share of the Limited Liability Company's income, gain, losses, deductions and other relevant items for federal income tax purposes.

The Managing Member shall prepare or cause to be prepared all federal, state and local income tax and information returns for the Limited Liability Company, and shall cause such tax and information returns to be filed timely with the appropriate governmental authorities. Within seventy-five days after the end of each fiscal year, the Managing Member shall forward to each person who was a Member during the preceding fiscal year a true copy of the Limited Liability Company's information return filed with the Internal Revenue Service for the preceding fiscal year. The Managing Member shall not be liable to any Member if any taxing authority disallows or adjusts any deductions or credits in the Limited Liability Company's income tax or information returns.

All elections required or permitted to be made by the Limited Liability Company under the Internal Revenue Code, and the designation of a Partnership Representative pursuant to Section 6223 of the Internal Revenue Code for all purposes permitted or required by the Code, shall be made by the Managing Member. The Partnership Representative may not take any action contemplated by Sections 6222 through 6232 of the Code without the consent of the Managing Member.

The Managing Member shall furnish to each Member, promptly upon request, a current list of the names and addresses of all of the Managing Member and other Members of the Limited Liability Company, and any other persons or entities having any financial interest in the Limited Liability Company.

11. Bank Accounts

All funds of the Limited Liability Company shall be deposited in the Limited Liability Company's name in such bank account or accounts as shall be designated by the Managing Member. Withdrawals from any such bank accounts shall be made only in the regular course of business of the Limited Liability Company and shall be made upon such signature or signatures as the Managing Member from time to time may designate.

12. Management of the Limited Liability Company

The Manager(s) need not be a Member of the Limited Liability Company.

The Members hereby designate Evan Almeida, having an address at 36 Christopher Columbus Boulevard, Jackson, New Jersey 08527, to serve as Managing Member for the Limited Liability Company.

The business and affairs of the Limited Liability Company shall be conducted and managed by the Managing Member of the Limited Liability Company in accordance with this Agreement and the laws of Delaware.

At any time there is more than one Managing Member, any difference arising as to any matter within the authority of Managing Members shall be decided by a majority in number of the Managing Members.

The Managing Member shall have responsibility for the day-to-day management of the business and affairs of the Limited Liability Company and shall devote such time and attention as the Managing Member deems necessary to the conduct and management of the business and affairs of the Limited Liability Company.

The Managing Member hereby is given sole power and authority to execute instruments on behalf of the Limited Liability Company and to otherwise bind the Limited Liability Company.

No Member, other than the Managing Member or his designees, shall have the authority, or shall take any action as a Member, to bind the Limited Liability Company.

Except as provided elsewhere in this Agreement, or by nonwaivable provisions of applicable law, the Managing Member shall possess and enjoy all rights and powers necessary or appropriate for the conduct and management of the business and affairs of the Limited Liability Company and hereby is authorized to make all decisions relating to the business and affairs of the Limited Liability Company. The Managing Member may make decisions relating to: the acquisition, sale, exchange, lease, or other disposition of the Property; the maintenance, management and operation of the Property; the borrowing of money and the obtaining of loans, secured and unsecured, for the Limited Liability Company and in connection therewith the issuance of notes, debentures and other debt securities and the securing of the same by mortgaging, assigning for security purposes, pledging or hypothecating all or part of the Property and other assets of the Limited Liability Company; the expenditure of the capital and receipts of the Limited Liability Company in furtherance of the business of the Limited Liability Company; the purchase of equipment, supplies and services as the Managing Member deems appropriate; the purchase of hazard, liability and other insurance which the Managing Member may deem necessary or proper; the employment of attorneys, accountants, brokers, consultants and other persons, firms and corporations to render services to the Limited Liability Company as the Managing Member may deem necessary or proper; and the taking of all other actions and the execution and delivery of any and all other instruments and agreements as the Managing Member may deem appropriate to carry out the intents and purposes of this Agreement.

Notwithstanding any other provision of this Agreement, the Managing Member shall not, without the prior written consent of the unanimous vote or consent of the Members, sell, exchange, lease, assign or otherwise transfer all or substantially all of the assets of the Limited Liability Company; sell, exchange, lease (other than space leases in the ordinary course of business), assign or transfer the Property; mortgage, pledge or encumber the Property other than as expressly authorized by this Agreement; prepay, refinance, modify, extend or consolidate any existing mortgages or encumbrances; borrow money on behalf of the Limited Liability Company in the excess of $100,000.00; lend any Limited Liability Company funds or other assets to any person in an amount or with a value in the excess of $100,000.00; establish any reserves for working capital repairs, replacements, improvements or any other purpose, in excess of an aggregate of $500,000.00; confess a judgment against the Limited Liability Company; settle, compromise or release, discharge or pay any claim, demand or debt in excess of

$100,000.00, including claims for insurance; approve a merger or consolidation of the Limited Liability Company with or into any other limited liability company, corporation, partnership or other entity: or change the nature or character of the business of the Limited Liability Company.

The Managing Member shall purchase insurance against loss or damage to the Property by fire or other risks embraced by extended coverage, in amounts sufficient to prevent the Limited Liability Company from becoming a co-insurer, and shall maintain such other hazard and liability insurance against such risks and in such amounts as the Managing Member shall deem advisable but at least against such risks and in such amounts as customarily is maintained for similar properties in the vicinity of the Property.

The Managing Member may employ on behalf of the Limited Liability Company, on such terms and for such compensation as the Managing Member may determine, any persons, firms or corporations, including accountants and attorneys, as the Managing Member, in his sole judgment shall deem desirable for the management of the Property and the business and affairs of the Limited Liability Company. Any such person, firm or corporation may also be employed by the Managing Member in connection with any other business of the Managing Member.

The Managing Member shall be reimbursed by the Limited Liability Company for all direct out-of-pocket expenses incurred by the Managing Member on behalf of the Limited Liability Company in connection with the performance of his duties hereunder, including without limitation amounts payable by the Managing Member for office, accounting, bookkeeping and other services, materials, facilities and professional and legal services rendered or furnished to the Limited Liability Company, and reasonable fees and other expenses incurred in connection with any sale or refinancing of the Property.

Except as expressly provided in this Agreement, no fees, salary or other compensation shall be paid to the Managing Member for the rendition of services to the Limited Liability Company.

A Managing Member's duty of care in the discharge of the Managing Member's duties to the Limited Liability Company and the Members is limited to refraining from engaging in grossly negligent conduct, intentional misconduct, or a knowing violation of law. In discharging the duties of a Managing Member, the Managing Member shall be fully protected in relying in good faith upon the records of the Limited Liability Company and upon such information, opinions, reports or statements by other Managing Members, Members, agents or other persons as to matters the Managing Member reasonably believes are within such person's professional or expert competence, including without limitation information, opinions, reports or statements as to the value or amount of the assets, liabilities, profits or losses of the Limited Liability Company or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

To the extent of the Limited Liability Company's assets, and to the extent permitted by law, the Limited Liability Company shall indemnify and hold each Managing Member harmless from and against all liability, claim, loss, damage or expense, including reasonable attorneys' fees, incurred by the Managing Member by reason of any act or omission of the Managing Member made in good faith on behalf of the Limited Liability Company.

Except as expressly provided elsewhere in this Agreement, any decisions which are to be made by the Members, rather than the Managing Member, shall be made by the affirmative vote or consent of Members holding a majority of the Members' Percentage Interests.

13. Assignment of Interests

Except as otherwise provided in this Agreement, no Member or other person holding any interest in the Limited Liability Company may assign, pledge, hypothecate, transfer or otherwise dispose of all or any part of his interest in the Limited Liability Company, including without limitation the capital, profits or distributions of the Limited Liability Company without the prior written consent of the other Members in each instance.

A Member may assign all or any part of such Member's interest in the allocations and distributions of the Limited Liability Company to any of the following (collectively the "permitted assignees"): the spouse, parents, sisters, brothers, descendants, nieces or nephews of such Member, other than a minor or incompetent; any other Member; or the spouse, parents, sisters, brothers, descendants, nieces or nephews of a Member, other than a minor or incompetent; or trust for the sole benefit of one or more of the foregoing; or any person, corporation, partnership or other entity as to which the Limited Liability Company has given consent to the assignment of such interest in the allocations and distributions of the Limited Liability Company by the affirmative vote or consent of Members holding 75 percent of the Members' Percentage Interests. An assignment to a permitted assignee shall only entitle the permitted assignee to the allocations and distributions to which the assigned interest is entitled, unless such permitted assignee applies for admission to the Limited Liability Company and is admitted to the Limited Liability Company as a Member in accordance with this Agreement.

An assignment, pledge, hypothecation, transfer or other disposition of all or any part of the interest of a Member in the Limited Liability Company or other person holding any interest in the Limited Liability Company in violation of the provisions hereof shall be null and void for all purposes.

No assignment, transfer or other disposition of all or any part of the interest of any Member permitted under this Agreement shall be binding upon the Limited Liability Company unless and until a duly executed and acknowledged counterpart of such assignment or instrument of transfer, in form and substance satisfactory to the Managing Member, has been delivered to the Limited Liability Company.

As between a Member and an assignee or transferee of such Member's interest in accordance with this Agreement, allocations and distributions for any fiscal year shall be apportioned as of the date of the assignment or transfer, on the basis of the number of days before and after said date, without regard to the results of the Limited Liability Company's operations before or after the assignment or transfer.

No assignment or other disposition of any interest of any Member may be made if such assignment or disposition, alone or when combined with other transactions, would result in the termination of the Limited Liability Company within the meaning of Section 708 of the Internal Revenue Code or under any other relevant section of the Code or any successor statute. No assignment or other disposition of any interest of any Member may be made without an opinion of counsel satisfactory to the Managing Member that such assignment or disposition is subject to an effective registration under, or exempt from the registration requirements of, the applicable federal and state securities laws. No interest in the Limited Liability Company may be assigned or given to any person below the age of 21 years or to a person who has been adjudged to be insane or incompetent.

Anything herein contained to the contrary, the Managing Member and the Limited Liability Company shall be entitled to treat the record holder of the interest of a Member as the absolute owner thereof, and shall incur no liability by reason of distributions made in good faith to such record holder, unless and until there has been delivered to the Managing Member the assignment or other instrument of transfer and such other evidence as may be reasonably required by the Managing Member to establish to the satisfaction of the Managing Member that an interest has been assigned or transferred in accordance with this Agreement.

14. Right of First Refusal

If a Member desires to sell, transfer or otherwise dispose of all or any part of his interest in the Limited Liability Company, such Member (the "Selling Member") shall first offer to sell and convey such interest to the other Members before selling, transferring or otherwise disposing of such interest to any other person, corporation or other entity. Such offer shall be in writing, shall be given to every other Member, and shall set forth the interest to be sold, the purchase price to be paid, the date on which the closing is to take place (which date shall be not less than thirty nor more than sixty days after the delivery of the offer), the location within the Commonwealth of Virginia at which the closing is to take place, and all other material terms and conditions of the sale, transfer or other disposition.

Within fifteen days after the delivery of said offer the other Members shall deliver to the Selling Member a written notice either accepting or rejecting the offer. Failure to deliver said notice within said fifteen days conclusively shall be deemed a rejection of the offer. Any or all of the other Members may elect to accept the offer, and if more than one of the other Members elects to accept the offer, the interest being sold and the purchase price therefor shall be allocated among the Members so accepting the offer in proportion to their Members' Percentage Interests, unless they otherwise agree in writing.

If any or all of the other Members elect to accept the offer, then the closing of title shall be held in accordance with the offer and the Selling Member shall deliver to the other Members who have accepted the offer an assignment of the interest being sold by the Selling Member, and said other Members shall pay the purchase price prescribed in the offer.

If no other Member accepts the offer, or if the Members who have accepted such offer default in their obligations to purchase the interest, then the Selling Member within 120 days after the delivery of the offer may sell such interest to any other person or entity at a purchase price which is not less than the purchase price prescribed in the offer and upon terms and conditions which are substantially the same as the terms and conditions set forth in the offer, provided all other applicable requirements of this Agreement are complied with. An assignment of such interest to a person or entity who is not a Member of the Limited Liability Company shall only entitle such person or entity to the allocations and distributions to which the assigned interest is entitled, unless such person or entity applies for admission to the Limited Liability Company and is admitted to the Limited Liability Company as a Member in accordance with this Agreement.

If the Selling Member does not sell such interest within said 120 days, then the Selling Member may not thereafter sell such interest without again offering such interest to the other Members in accordance with this Article 13.

15. Admission of New Members

The Members may admit new Members (or transferees of any interests of existing Members) into the Limited Liability Company by the unanimous vote or consent of the Members.

As a condition to the admission of a new Member, such Member shall execute and acknowledge such instruments, in form and substance satisfactory to the Managing Member, as the Managing Member may deem necessary or desirable to effectuate such admission and to confirm the agreement of such Member to be bound by all of the terms, covenants and conditions of this Agreement, as the same may have been amended. Such new Member shall pay all reasonable expenses in connection with such admission, including without limitation reasonable attorneys' fees and the cost of the preparation, filing or publication of any amendment to this Agreement or the Articles of Organization, which the Managing Member may deem necessary or desirable in connection with such admission.

No new Member shall be entitled to any retroactive allocation of income, losses, or expense deductions of the Limited Liability Company. The Managing Member may make pro rata allocations of income, losses or expense deductions to a new Member for that portion of the tax year in which the Member was admitted in accordance with Section 706(d) of the Internal Revenue Code and regulations thereunder.

In no event shall a new Member be admitted to the Limited Liability Company if such admission would be in violation of applicable federal or state securities laws or would adversely affect the treatment of the Limited Liability Company as a partnership for income tax purposes.

16. Withdrawal Events Regarding Members and Election to Continue the Limited Liability Company

In the event of the death, retirement, withdrawal, expulsion, or dissolution of a Member, or an event of bankruptcy or insolvency, as hereinafter defined, with respect to a Member, or the occurrence of any other event which terminates the continued membership of a Member in the Limited Liability Company pursuant to the laws of Delaware (each of the foregoing being hereinafter referred to as a "Withdrawal Event"), the Limited Liability Company shall terminate sixty days after notice to the Members of such Withdrawal Event unless the business of the Limited Liability Company is continued as hereinafter provided.

Notwithstanding a Withdrawal Event with respect to a Member, the Limited Liability Company shall not terminate, irrespective of applicable law, if within aforesaid sixty day period the remaining Members, by the unanimous vote or consent of the Members (other than the Member who caused the Withdrawal Event), shall elect to continue the business of the Limited Liability Company.

Each of the Members hereby agrees that within forty-five days after a Withdrawal Event, each promptly shall consent, in writing, to continue the business of the Limited Liability Company. The sole remedy for breach of a Member's obligation to consent to continue the business of the Limited Liability Company under this paragraph shall be money damages (and not specific performance).

In the event of a Withdrawal Event with respect to any Member, any successor in interest to such Member (including without limitation any executor, administrator, heir, committee, guardian, or other representative or successor) shall not become entitled to any rights or interest of such Member in the Limited Liability Company, other than the allocations and distributions to which such Member is entitled, unless such successor in interest is admitted as a Member in accordance with this Agreement.

An "event of bankruptcy or insolvency" with respect to a Member shall occur if such Member: applies for or consents to the appointment of a receiver, trustee or liquidator of all or a substantial part of his assets; or makes a general assignment for the benefit of creditors; or is adjudicated a bankrupt or an insolvent; or files a voluntary petition in bankruptcy or a petition or an answer seeking an arrangement with creditors or to take advantage of any bankruptcy, insolvency, readjustment of debt or similar law or statute, or an answer admitting the material allegations of a petition filed against him in any bankruptcy, insolvency, readjustment of debt or similar proceedings; or takes any action for the purpose of effecting any of the foregoing; or an order, judgment or decree shall be entered, with or without the application, approval or consent of such Member, by any court of competent jurisdiction, approving a petition for or appointing a receiver or trustee of all or a substantial part of the assets of such Member, and such order, judgment or decree shall continue unstayed and in effect for thirty days.

17. Dissolution and Liquidation

The Limited Liability Company shall terminate upon the occurrence of any of the following: the election by the Members to dissolve the Limited Liability Company made by the affirmative vote or consent of Members holding two-thirds of the Members' Percentage Interests; the occurrence of a Withdrawal Event with respect to a Member and the failure of the remaining Members to elect to continue the business of the Limited Liability Company as provided for in Article 15 above; or any other event which pursuant to this Agreement, as the same may hereafter be amended, shall cause a termination of the Limited Liability Company.

The liquidation of the Limited Liability Company shall be conducted and supervised by the Managing Member or if there be none then by a person designated for such purposes by the affirmative vote or consent of Members holding a majority of the Members' Percentage Interests (the "Liquidating Agent"). The Liquidating Agent hereby is authorized and empowered to execute any and all documents and to take any and all actions necessary or desirable to effectuate the dissolution and liquidation of the Limited Liability Company in accordance with this Agreement.

Promptly after the termination of the Limited Liability Company, the Liquidating Agent shall cause to be prepared and furnished to the Members a statement setting forth the assets and liabilities of the Limited Liability Company as of the date of termination. The Liquidating Agent, to the extent practicable, shall liquidate the assets of the Limited Liability Company as promptly as possible, but in an orderly and businesslike manner so as not to involve undue sacrifice.

The proceeds of sale and all other assets of the Limited Liability Company shall be applied and distributed in the following order of priority: (a) to the payment of the expenses of liquidation and the debts and liabilities of the Limited Liability Company, other than debts and liabilities to Members; (b) to the payment of debts and liabilities to Members; (c) to the setting up of any reserves which the Liquidating Agent may deem necessary or desirable for any contingent or unforeseen liabilities or obligations of the Limited Liability Company, which reserves shall be paid over to an attorney-at-law admitted to practice in the Commonwealth of Virginia as escrowee, to be held for a period of two years for the purpose of payment of the aforesaid liabilities and obligations, at the expiration of which period the balance of such reserves shall be distributed as hereinafter provided; (d) to the Members in proportion to their respective capital accounts until each Member has received cash distributions equal to any positive balance in his capital account, in accordance with the rules and requirements of Trea. Reg. Section 1.704-1(b)(2)(ii)(b); and (e) to the Members in proportion to the Members' Percentage Interests.

The liquidation shall be complete within the period required by Trea. Reg. Section 1.704-1(b)(2)(ii)(b).

A taking of all or substantially all of the Property by condemnation or eminent domain shall be treated as a sale of the Property upon the dissolution of the Limited Liability Company. In such event any portion of the Property not so taken shall be sold, and the proceeds of such sale and the award for such taking shall be distributed in the manner provided for in this Article 16.

For purposes of allocating gain on the sale of the Property and other assets of the Limited Liability Company, gain shall be first allocated to the Members to the extent cash or other property was distributed to them pursuant to this Article 16 and the balance of such gain shall be allocated in proportion to the Members' Percentage Interests.

Upon compliance with the distribution plan, the Members shall cease to be such, and the Managing Member shall execute, acknowledge and cause to be filed such certificates and other instruments as may be necessary or appropriate to evidence the dissolution and termination of the Limited Liability Company.

18. Representations of Members

Each of the Members represents, warrants and agrees that the Member is acquiring the interest in the Limited Liability Company for the Member's own account for investment purposes only and not with a view to the sale or distribution thereof; the Member, if an individual, is over the age of 21; if the Member is an organization, such organization is duly organized, validly existing and in good standing under the laws of its state of organization and that it has full power and authority to execute this Agreement and perform its obligations hereunder; the execution and performance of this Agreement by the Member does not conflict with, and will not result in any breach of, any law or any order, writ, injunction or decree of any court or governmental authority against or which binds the Member, or of any agreement or instrument to which the Member is a party; and the Member shall not dispose of such interest or any part thereof in any manner which would constitute a violation of the Securities Act of 1933, the Rules and Regulations of the Securities and Exchange Commission, or any applicable laws, rules or regulations of any state or other governmental authorities, as the same may be amended.

19. Notices

All notices, demands, requests or other communications which any of the parties to this Agreement may desire or be required to give hereunder shall be in writing and shall be deemed to have been properly given if sent by Federal Express courier or by registered or certified mail, return receipt requested, with postage prepaid, addressed as follows: (a) if to the Limited Liability Company, to the Limited Liability Company c/o the Managing Member at his address first above written or to such other address or addresses as may be designated by the Limited Liability Company or the Managing Member by notice to the Members pursuant to this Article 18; (b) if to the Managing Member, to the Managing Member at his address first above written or to such other address or addresses as may be designated by the Managing Member by notice to the Limited Liability Company and the Members pursuant to this Article 18; and (c) if to any Member, to the address of said Member first above written, or to such other address as may be designated by said Member by notice to the Limited Liability Company and the other Members pursuant to this Article 18.

20. Power of Attorney

Each Member agrees to execute, acknowledge, swear to, deliver, file, record and publish such further certificates, instruments and documents, and do all such other acts and things as may be required by law, or as may, in the opinion of the Managing Member, be necessary or desirable to carry out the intents and purposes of this Agreement.

Each Member, whether a signatory hereto or a subsequently admitted Member, hereby irrevocably constitutes and appoints the Managing Member (including any successor Managing Member) the true and lawful attorney-in-fact of such Member, and empower and authorize such attorney-in-fact, in the name, place and stead of each Member, to execute, acknowledge, swear to and file the Articles of Organization and any amendments thereto, and any other certificates, instruments and documents which may be required to be executed or filed under laws of any state or of the United States, or which the Managing Member shall deem advisable to execute or file, including without limitation all instruments which may be required to effectuate the formation, continuation, termination, distribution or liquidation of the Limited Liability Company.

It is expressly acknowledged by each Member that the foregoing power of attorney is coupled with an interest and shall survive any assignment by such Member of such Member interest in the Limited Liability Company; provided, however, that if such Member shall assign all of his interest in the Limited Liability Company and the assignee shall become a substituted Member in accordance with this Agreement, then such power of attorney shall survive such assignment only for the purpose of enabling the Managing Member to execute, acknowledge, swear to and file all instruments necessary or appropriate to effectuate such substitution.

21. Arbitration

Any dispute, controversy or claim arising out of or in connection with this Agreement or any breach or alleged breach hereof shall, upon the request of any party involved, be submitted to, and settled by, arbitration in the city in which the principal place of business of the Limited Liability Company is then located, pursuant to the commercial arbitration rules then in effect of the American Arbitration Association (or at any other time or place or under any other form of arbitration mutually acceptable to the parties involved). Any award rendered shall be final and conclusive upon the parties and a judgment thereon may be entered in a court of competent jurisdiction. The expenses of the arbitration shall be borne equally by the parties to the arbitration, provided that each party shall pay for and bear the cost of its own experts, evidence and attorneys' fees, except that in the discretion of the arbitrator any award may include the attorneys' fees of a party if the arbitrator expressly determines that the party against whom such award is entered has caused the dispute, controversy or claim to be submitted to arbitration as a dilatory tactic or in bad faith.

22. Amendments

This Agreement may not be altered, amended, changed, supplemented, waived or modified in any respect or particular unless the same shall be in writing and agreed to by the affirmative vote or consent of Members holding two-thirds of the Members' Percentage Interests. No amendment may be made to Articles 6, 8, 12 and 16 hereof, insofar as said Articles apply to the financial interests of the Members, except by the vote or consent of all of the Members. No amendment of any provision of this Agreement relating to the voting requirements of the Members on any specific subject shall be made without the affirmative vote or consent of at least the number or percentage of Members required to vote on such subject.

23. Miscellaneous

This Agreement and the rights and liabilities of the parties hereunder shall be governed by and determined in accordance with the laws of the Commonwealth of Virginia. If any provision of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions of this Agreement, which shall remain in full force and effect.

The captions in this Agreement are for convenience only and are not to be considered in construing this Agreement. All pronouns shall be deemed to be the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require. References to a person or persons shall include partnerships, corporations, limited liability companies, unincorporated associations, trusts, estates and other types of entities. The Managing Member and the Members collectively are referred to herein as the Members. Any one of the Members is referred to herein as a Member.

This Agreement, and any amendments hereto may be executed in counterparts all of which taken together shall constitute one agreement.

This Agreement sets forth the entire agreement of the parties hereto with respect to the subject matter hereof. It is the intention of the Members that this Agreement shall be the sole source of agreement of the parties, and, except to the extent a provision of this Agreement provides for the incorporation of federal income tax rules or is expressly prohibited or ineffective under the Delaware Code Annotated, Title 6, Subtitle II, Chapter 18, this Agreement shall govern even when inconsistent with, or different from, the provisions of any applicable law or rule. To the extent any provision of this Agreement is prohibited or otherwise ineffective under the Delaware Code Annotated, Title 6, Subtitle II, Chapter 18, such provision shall be considered to be ineffective to the smallest degree possible in order to make this Agreement effective under the Delaware Code Annotated, Title 6, Subtitle II, Chapter 18. If the Delaware Code Annotated, Title 6, Subtitle II, Chapter 18 is subsequently amended or interpreted in such a way to make any provision of this Agreement that was formerly invalid valid, such provision shall be considered to be valid from the effective date of such interpretation or amendment.

Subject to the limitations on transferability contained herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective heirs, executors, administrators, successors and assigns.

No provision of this Agreement is intended to be for the benefit of or enforceable by any third party.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

Evan Almeida, Member

AFBC Holdings of Virginia, LLC, Member

By:

Alan Beal, Sole Manager